[POLYPORE INCORPORATED LOGO]

                                                                        Contacts
                                                                       Lynn Amos
                                                                    704.587.8409
                                                                     Mark Hadley
                                                                    704.587.8886

            Polypore Announces Year To Date And Third Quarter Results
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CHARLOTTE, N.C. - November 15, 2004 - Polypore, Inc. announces pro forma net sales for the nine months ended October 2, 2004 of $385.5 million, a 21% increase compared to the $319.0 million in the first nine months of 2003. Net sales for the quarter ended October 2, 2004 were $117.5 million, an increase of 8% compared to net sales of $109.0 million for the same quarter in 2003. Pro forma net income was $21.6 million for the first nine months of 2004 compared to the $27.7 million in the first nine months of 2003. Net loss for the third quarter of 2004 was $12.2 million compared to net income of $11.3 million in the third quarter of 2003.

"Our results for the first nine months of 2004 have been very strong across the board. During the third quarter, our results declined from the pace set in the first part of the year as we incurred some non-recurring charges and challenges in two of our markets. In the third quarter, we began to see the red hot Asian market, particularly in China, for our lithium ion battery separators in our Energy Storage segment cool off. Recent tightening of the economic policy in China has contributed to the slow down of this market as we see battery and electronic device manufacturers working to reduce inventory levels to free up working capital. Despite the recent slowdown in the lithium battery market, we remain positive about the long term growth of this market. Additionally, in the third quarter we announced the restructuring of certain of our facilities in Germany to better align our cost structure with anticipated product demand amid changes in our hemodialysis business including the loss of a customer. We anticipate that this restructuring, along with other efficiency and new product initiatives will enhance the cost structure of our businesses and benefit our bottom line in 2005 and beyond," said Frank Nasisi, President and Chief Executive Officer of Polypore, Inc.

Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), as defined in our credit agreement, was $164.5 million for the last four quarters. For the first nine months of 2004 and the third quarter of 2004, adjusted EBITDA was $127.4 million and $31.1 million, respectively.

During the third quarter of 2004, Polypore recognized a $15.4 million charge related to the restructuring of certain production facilities in Germany and a $10.0 million charge related to non-cash purchase accounting adjustments originating from the May 2004 acquisition of Polypore by PP Acquisition, Inc.

Year To Date Results
The information presented in this release for the nine month period ended October 2, 2004 is pro forma and has been derived by combining the statement of operations for the period from January 4, 2004 through May 1, 2004 with the period May 2, 2004 through October 2, 2004 and applying the pro forma adjustments for the acquisition of Polypore by PP Acquisition, Inc. The pro forma results of operations for the nine months ended October 2, 2004 include adjustments for depreciation, amortization and interest expense associated with the Transaction and the related income tax effect of these adjustments. The pro forma results exclude non-recurring costs of $5.3 million for the write-off of in process research and development costs and $18.5 million for the sale of inventory that was written up in purchase accounting for the acquisition.

Pro forma net sales for the nine months ended October 2, 2004 of $385.5 million, a 21% increase compared to the $319.0 million in the first nine months of 2003. This $66.5 million increase is attributable to a $50.3 million increase in our energy storage segment and a $16.2 million increase in our separations media segment. The $50.3 million increase in energy storage was driven primarily by a $23.9 million increase in lithium battery separator sales, a $12.6 million increase in lead-acid battery separator sales and $10.2 million in positive impact of the dollar/euro exchange rate. The $16.2 million increase in separations media was driven by higher volume sales of hemodialysis membranes, favorable customer and product mix and improved sales for industrial and specialty products. Additionally, the positive impact of the dollar/euro exchange rate provided $10.0 million in sales growth for the separations media segment.

Pro forma operating income for the first nine months of 2004, excluding the $15.4 million restructuring charge, was $90.4 million compared to $60.7 million for the first nine months of 2003. This increase in pro forma operating results is due to a gross profit increase of $41.5 million stemming from higher sales volumes in both of our business segments, improved yields, and a $5.9 million decrease in depreciation expense resulting from the purchase price allocation of the acquisition by PP Acquisition, Inc. This gross profit improvement was offset in part by a $13.6 million increase in selling, general and administrative expenses primarily related to an

$11.0 million increase in amortization resulting from the purchase price allocation in connection with the Polypore acquisition in May of 2004. Pro forma operating income for the first nine months of 2004 including the restructuring charge was $75.0 million.

Third Quarter Results
Net sales for the quarter ended October 2, 2004 were $117.5 million, an increase of 8% compared to net sales of $109.0 million for the same quarter in 2003. This $8.5 million increase is attributable to a $4.4 million increase in our energy storage segment and a $4.1 million increase in our separations media segment. The $4.4 million increase in our energy storage segment was driven by higher sales volumes in our transportation and industrial separators markets and a $2.1 million positive impact from dollar/euro exchange rate partially offset by a decline in lithium battery separator sales. The $4.1 million increase in separations media segment was driven by an increase in sales volumes to the microelectronic and beverage markets and a $2.3 million positive impact from dollar/euro exchange rate.

Operating income for the third quarter of 2004, excluding the restructuring charge and purchase accounting adjustment, was $18.6 million compared to $22.4 million for the third quarter of 2003. This decrease in operating results is due to $6.2 million in manufacturing variances caused by lower production volumes in our separations media segment and an unfavorable change in product mix in our energy storage segment somewhat offset by a $3.5 million decrease in depreciation expense. Additionally the selling general and administrative expenses for the third quarter increased by $4.1 million driven primarily by a $3.8 million increase in amortization resulting from the purchase price allocation in connection with the Polypore acquisition by PP Acquisition, Inc. Operating loss for the third quarter of 2004, including the restructuring charge and purchase accounting adjustment, was $6.8 million.


Polypore, Inc. will hold a conference call to discuss the results of the third quarter on Monday, November 15, 2004 at 10:30 AM. You are invited to listen to the conference call that will be broadcast live over the internet at www.polypore.net. If you are unable to listen to the live webcast, the call will be archived on the website www.polypore.net. Additionally, a replay of the call will be available until 11:00 PM on Friday, November 19, 2004 at 800-642-1687 (in the U.S.) or 706-645-9291 (outside the U.S.), access number 2051797.

Polypore Inc., a wholly owned subsidiary of Polypore International, Inc., is a growing worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes. Polypore's products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with concentration in the ultrafiltration and microfiltration markets. Truly a global provider, Polypore has manufacturing facilities or sales offices in ten countries serving five continents. Polypore's corporate offices are located in Charlotte, NC.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue developing innovative products; the increased use of synthetic hemodialysis filtration membranes by our customers; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under environmental laws; the failure in protecting our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection of future acquisitions; the failure to effectively integrate newly acquired operations; and absence of expected returns from the amount of intangible assets we have recorded. Additional information concerning these and other important factors can be found within the Polypore International's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

Polypore, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in thousands)


                                                                                            Pro Forma
                                                   Three Months       Three Months         Nine Months         Nine Months
                                                       Ended              Ended               Ended               Ended
                                                   Oct. 2, 2004*      Sep. 27, 2003        Oct. 2, 2004*      Sep. 27, 2003
                                                 ---------------------------------------------------------------------------

Net Sales                                        $     117,496      $      108,996      $      385,498      $      319,014
Cost of goods sold                                      91,833              71,841             235,682             210,726
                                                 ---------------------------------------------------------------------------

Gross profit                                            25,663              37,155             149,816             108,288
SG&A / Other                                            32,452              14,776              74,859              47,630
                                                 ---------------------------------------------------------------------------
Operating income (loss)                                 (6,789)             22,379              74,957              60,658
Other (income) expense:
  Interest expense, net                                 13,602               4,596              40,261              15,214
  Foreign currency and other                               506                  36                 (75)                549
  Unrealized (gain) loss on derivative interest              -              (1,109)                  -              (1,272)
                                                 ---------------------------------------------------------------------------

Income (loss) before income taxes                      (20,897)             18,856              34,771              46,167
Income taxes                                            (8,694)              7,543              13,213              18,467
                                                 ---------------------------------------------------------------------------

Net income                                       $     (12,203)     $       11,313      $       21,558      $       27,700
                                                 ===========================================================================

* The income statement for the three and nine months ended October 2, 2004 includes the effect of the application of purchase accounting for the acquisition by and merger with PP Acquisition, Inc. The purchase price allocation is based on preliminary estimates and may be adjusted based on the finalization of independent appraisals and certain accruals to be recorded in connection with the transaction. For accounting purposes, the Transaction was accounted for as if it occurred on the last day of the Company's fiscal month ended May 2, 2004, which is the closest month end to the Transaction date of May 13, 2004.

Polypore, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

                                                                              October 2, 2004     January 3, 2004
                                                                             ---------------------------------------

Assets
Cash and equivalents                                                         $       37,299      $       20,063
Other current assets                                                                172,284             161,875
Property, plant and equipment, net                                                  485,654             480,602
Intangibles, net                                                                    763,083              49,935
Other assets                                                                         19,357              18,167
                                                                             ---------------------------------------
Total assets                                                                 $    1,477,677      $      730,642

                                                                             =======================================

Liabilities and shareholders' equity
Current liabilities                                                          $       86,224      $      100,988
Debt, less current portion                                                          821,232             250,519
Deferred income taxes & other                                                       250,723             173,157
Redeemable preferred stock and cumulative dividends payable                               -              16,221
Shareholders' equity                                                                319,498             189,757
                                                                             ---------------------------------------
Total liabilities and shareholders' equity                                   $    1,477,677      $      730,642
                                                                             =======================================


EBITDA
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is not a recognized term under
GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt service requirements and capital expenditures. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies. The following is a reconciliation of EBITDA to net income for the periods indicated.

Reconciliation of EBITDA ($ in thousands)

                                                  Three       Three         Nine         Nine            Twelve
                                                  Months      Months        Months       Months          Months
                                                  Ended       Ended         Ended        Ended           Ended
                                                Oct. 2, 04  Sep. 27, 03   Oct. 2, 04    Sep. 27 03     Oct. 2, 04
                                                ----------  -----------   ----------    ----------     ----------

                                   Net income   $(12,203)    $  11,313    $  17,271     $  27,700      $  34,885
                          +  Interest expense     13,602         4,596       28,022        15,214         34,328
                              +  Income taxes     (8,694)        7,543        6,293        18,467          6,604
     +  Depreciation and amortization expense     10,832        10,227       33,181        29,864         42,009
                                               ------------------------------------------------------------------
                                       EBITDA      3,537        33,679       84,767        91,245        117,826


Reconciliation of Adjusted EBITDA ($ in thousands)

                                                       Three Months      Nine Months      Twelve Months
                                                           Ended            Ended             Ended
                                                       Oct. 2, 2004      Oct. 2, 2004      Oct. 2, 2004
                                                       ------------      ------------      ------------

EBITDA                                                 $      3,537      $    84,767       $    117,826
 +  Restructuring Charge                                     15,369           15,369             15,369
 +  Non-cash purchase acct. adjustments                      10,015           23,786             23,786
 +  Other (currency, transaction costs, other)                2,138            3,442              7,559
                                                       ------------------------------------------------
*Adjusted EBITDA - defined in credit agreement               31,059          127,365            164,540

* Under our senior credit facility, compliance with the minimum interest coverage ratio and maximum leverage ratio tests is determined based on a calculation of adjusted EBITDA in which certain items are added back to EBITDA. These items include non-cash charges, impairments and expenses other than depreciation and amortization, cash charges resulting from the acquisition of Polypore, Inc. that arise within six months of the closing of the transaction, restructuring and acquisition integration costs and certain salary and bonus payments made to former officers of Polypore, Inc. prior to the closing of the transaction, who are no longer affiliated with us as a result of the transaction, and payments under two operating lease agreements that the company intends to refinance.